Exhibit 10.13

SEPARATION AGREEMENT AND GENERAL RELEASE

PLEASE READ THIS DOCUMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”), dated as of January 10, 2020, is by and between Jeffrey Rogers (“Employee”), and Universal Management Services, Inc. (the “Company”).

Recitals:

A.In connection with Employee’s separation from service as an employee of the Company, and in order to promote a smooth and amicable transition of duties, the Company has decided to offer the separation compensation set forth in this Agreement, the receipt and retention of which is conditioned upon Employee’s compliance with the terms and conditions of this Agreement.

B.Accordingly, Employee and the Company agree as follows:

Agreement:

1.Separation. Employee’s separation from service with the Company, and from any other positions or appointments that he may hold by or through the Company and its affiliates, including as an officer or director of any subsidiary of the Company, is effective as of the date of this Agreement (the “Separation Date”). Employee agrees to execute, promptly upon request by the Company or any of its affiliates, any additional documents necessary to effectuate the resignations. After the Separation Date, Employee will no longer be authorized or permitted to incur any expenses, obligations or liabilities on behalf of the Company or its affiliates.

2.Consideration. In consideration of Employee’s release of any and all claims in accordance with Section 4 of this Agreement, and other promises of Employee contained in this Agreement, the Company shall pay to Employee the following consideration, contingent upon Employee’s execution of this Agreement and Employee’s continued full compliance with the terms of this Agreement:

a.Sixteen (16) weeks of severance pay, at the rate of $12,500.00 per week, less applicable federal, state, and local taxes and other deductions as may be required by law to be made from wage payments to employees, provided that such payments shall commence within 10 days after the expiration of the revocation period set forth in Section 7 of this Agreement; and

b.the sum of $125,000.00, at the rate of $12,500.00 per week, for ten (10) weeks in exchange for the non-disparagement covenant set forth in Section 8 of this Agreement, for which Employee will be issued a Form 1099, provided that such payments shall commence immediately after the payments set forth in Subsection 2(a) of this Agreement have been completed, and provided further that nothing in this subparagraph is intended to place a limit on the potential damages to which the Company might be entitled in the event of a violation of Section 8.

c.The Board of Directors have granted an additional $100,000 less applicable federal, state, and local taxes and other deductions as may be required by law to be made from wage payments to employees, in addition to the severance obligations under EMPLOYEE’S employment agreement. This is for EMPLOYEE’S discretionary use; extend EMPLOYEE’S separation pay, extend Cobra payments or take a lump sum payment.

3.Consultation. During the period of time that Employee is receiving payments from the Company under Section 2, Employee agrees to be reasonably available for consultation by the Company with no additional remuneration.

4.Waiver and Release. As a material inducement to the Company to enter into this Agreement, Employee, on his or her own behalf and that of his or her heirs, attorneys, agents, administrators, representatives, successors and assigns (collectively, the “Releasing Parties”), voluntarily and knowingly waives, releases, and discharges the Company and its predecessors, successors, subsidiaries, affiliates, shareholders, employees, officers, directors, members, assignees, agents, and attorneys (collectively, the “Releasees”), both when acting in their respective capacities on behalf of the Company and in their individual capacities, from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent (collectively, “Claims”), that the Releasing Parties may have or claim to have against any of the Releasees, arising out of or related to any matter, event, fact, act, omission, cause or thing which existed, arose, or occurred prior to Employee signing this Agreement. This waiver and release includes, but is not limited, to:

a.Claims arising under any federal, state, or local laws including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, and the Family and Medical Leave Act;

b.Claims for breach of contract, express or implied, including any Claims for breach of any implied covenant of good faith and fair dealing;

c.any tort Claims, including, without limitation, any Claims for personal injury, harm or damages, whether the result of intentional, unintentional, negligent, reckless, or grossly negligent acts or omissions;

d.any Claims for wrongful discharge or other claims arising out of any legal restrictions on the right to terminate employees;

e.any Claims for unpaid wages, including, but not limited to, commissions, bonuses, and paid time off; and

f.	any Claims for attorneys’ fees or costs.

This waiver and release does not include Claims for alleged breach of this Agreement or for workers compensation benefits. Employee also agrees not to file a lawsuit against any of the Released Parties in connection with the released Claims. Employee agrees that if anyone makes a Claim or undertakes an investigation involving him in any way, Employee waives any and all rights and claims to financial recovery resulting from such Claim or investigation. Employee further represents that Employee has not assigned to any other person any of such Claims, and that Employee has the full right to grant this release. It is agreed that this is a general release and it is to be broadly construed as a release of all Claims, except those that cannot be released by law. By signing this Agreement, Employee acknowledges that Employee is doing so knowingly and voluntarily, that Employee understands that he or she may be releasing Claims he or she may not know about, and that he or she is waiving all rights Employee may have had under any law that is intended to protect Employee from waiving unknown Claims.

5.No Obligation to Rehire. Employee’s separation from employment with the Company is effective as of January 10, 2020, and Employee agrees that the Company is under no obligation to rehire Employee.

6.Independent Determination. Employee understands that Employee has been given a period of 21 days from the date Employee first received this Agreement in which to review and consider it, and that Employee may use as much or as little of this 21-day period as Employee desires. Employee further understands that Employee has the right to discuss all aspects of this Agreement with an attorney of Employee’s choosing and that, although whether or not to consult with an attorney is Employee’s decision, the Company encourages Employee to do so.  By signing this Agreement, Employee acknowledges and agrees that he or she is entering into this Agreement knowingly and voluntarily, that he or she has used as much, if any, of the 21-day period as desired, and that he or she has exercised the right to consult with an attorney to the full extent desired.

7.Revocation. Employee has the right to revoke this Agreement within seven days after signing it.  Revocation can be made only by delivering a written notice of revocation to Peter J. Dwyer, Jr., President HR-1 Corp, 12225 Stephens Road, Suite 100, Warren, Michigan 48089.  For such revocation to be effective, it must be received no later than the close of business on the seventh day after Employee signs this Agreement. This Agreement will not be effective or enforceable until the revocation period has expired without Employee having exercised Employee’s right of revocation.

8.Non-Disclosure and Non-Disparagement. Employee agrees not to disclose confidential, sensitive, or proprietary information concerning the Company obtained by Employee during his employment with the Company. For purposes of this Agreement, “confidential, sensitive, or proprietary” information would include, without limitation, all materials and information (whether written or not) about the services, processes, research, customers, personnel, finances, purchasing, sales, marketing, accounting, costs, pricing, improvements, discoveries, business methods, inventions and other business aspects of the Company and its affiliates which are not generally known and accessible to the public at large or which provide the Company with a competitive advantage. Employee agrees that Employee will not: (a) make any statements to representatives of any press or media, Company employee, government entity, customer or vendor, which is disparaging of the Company, its reputation, or the character, competence or reputation of any officer, director, executive, employee, shareholder or agent of the Company or any of its affiliated entities; (b) directly or indirectly provide information, issue statements, or take any action that would be reasonably likely to damage the Company’s reputation, cause the Company embarrassment or humiliation, or otherwise cause or contribute to the Company being held in disrepute; (c) directly or indirectly seek to cause any person or organization to discontinue or limit their current employment or business relationship with the Company; or (d) encourage or assist others to issue such statements or take such actions prohibited in this Section. In response to inquiries from third parties, Employee and the Company shall confirm only that Employee has separated from the Company on mutually acceptable terms. Employee agrees that the Company also may confirm to third parties Employee’s dates of employment, titles and positions. Notwithstanding anything in this Agreement to the contrary, any confidentiality, non-disclosure, non-disparagement or similar provision in this Agreement does not prohibit or restrict any party under this Agreement from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

9.Company Trade Secrets. Employee acknowledges that, to the extent the Company derives independent economic value from any of its confidential, proprietary or sensitive information and takes reasonable measures to maintain its secrecy, such information will be considered a trade secret under applicable law. Employee further acknowledges that under the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

10.Return of Consideration. In the event that Employee breaches this Agreement, the Company shall cease making payments to Employee pursuant to Sections 2 and 3 of this Agreement, and Employee shall be required to return to Company any consideration already received by Employee pursuant to Sections 2 and 3 of this Agreement.

11.Priority over Employment Agreement. The consideration set forth in Section 2 of this Agreement supersedes, modifies and replaces any and all payments, rights, and benefits contemplated by Section 8(d) of the Employment Agreement dated as of June 3, 2014 between Employee and the Company (the “Employment Agreement”). This Agreement shall have no effect on Employee’s entitlement to reimbursement for COBRA premiums for medical and dental coverage for a period of six months from the Separation Date. Except as modified by this Agreement, the terms and conditions of the Employment Agreement that were intended to survive termination of employment, including but not limited to Section 5 (Covenant Not to Compete) and Section 6 (No Interference with Employment Relationships) thereof, shall continue in full force and effect and are incorporated by reference into this Agreement.

12.Restricted Stock Agreements. Under the Restricted Stock Bonus Award Agreement dated as of February 22, 2017 between Employee and the Company (the “2017 Award Agreement”), the remaining tranche of 2,500 shares of restricted stock scheduled to vest on March 5, 2020 shall fully vest on the Termination Date, and the shares shall remain subject to the terms of the 2017 Award Agreement. The shares of restricted stock granted to Employee under the Restricted Stock Bonus Award Agreement dated as of February 20, 2019 between Employee and the Company (the “2019 Award Agreement”) are forfeited as of the Separation Date in accordance with the terms of the 2019 Award Agreement.

13.Miscellaneous. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The parties acknowledge and agree that this Agreement does not constitute, is not intended to be, and shall not be construed, interpreted, or treated in any respect as an admission of liability or wrongdoing for any purposes whatsoever. This Agreement contains all of the understandings and agreements between Employee and the Company regarding the subject matter hereof, and supersedes all earlier negotiations and understandings, written or oral. This Agreement may not be modified except by written instrument signed by both Employee and Company. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan.

14.Representation. Employee represents and agrees that Employee has thoroughly read this Agreement in its entirety; that Employee has had a reasonable time to consider its terms; that Employee fully understands all of its terms; that Employee has not relied upon any representations, promises, or statements, oral or written, that are not set forth in this Agreement; and that Employee has entered into this Agreement voluntarily and upon Employee’s own free will.

Employee agrees to keep the terms, amount, and facts, of this Agreement completely confidential and, unless required to do so by law or court order, Employee will not disclose any information concerning this Agreement to anyone (other than Employee’s immediate family, attorneys and tax advisors, if any, all of whom shall be informed of and bound by this confidentiality provision).  Employee understands that this confidentiality provision is a material part of this Agreement and agrees that, should Employee violate this provision, Employee shall be required to return to Company the consideration received by Employee as set forth in Paragraph 2 of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year indicated above.

EMPLOYEE:	COMPANY:
JEFFREY ROGERS	UNIVERSAL MANAGEMENT SERVICES, INC.
By: HR-1 Corp.
Its: Authorized Agent

/s/ Jeff Rogers	By: /s/ Pete J. Dwyer, Jr.
Name: Peter J. Dwyer, Jr.
Title: President

Date: January 27, 2020	Date: January 27, 2020